Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the header “Incorporation of Documents by Reference” and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Siemens Savings Plan and Siemens Savings Plan for Union Employees of our reports dated June 22, 2011, with respect to the individual financial statements and schedule of the Siemens Savings Plan and Siemens Savings Plan for Union Employees included in the Plans’ Annual Report (Form 11-K), for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
MetroPark, New Jersey December 14, 2011